Exhibit 99.1

Mortgage Repurchases: Pipeline & Reserve

- Pipeline of investor requests at $469mm for 3Q10
  - $287mm of GSE-related claims
  - $126mm of mortgage insurer-related claims
  - $9mm of private whole loan-related claims
  - $48mm of other non-repurchase requests[2]
- New requests flat from 2Q10 to 3Q10
- Resolutions up ~100% from 2Q10 to 3Q10
- Rescission rate of 40-50%, loss severity of 50-60% steady for several quarters
- Sold mortgage origination platform in August 2008
- 4Q overall repurchase activity as of 11/30/10 are generally consistent with management expectations
- Currently no repurchase requests from private securitizations, no additional lawsuits

Mortgage Repurchase Reserve

($ in mm)	3Q09	4Q09	1Q10	2Q10	3Q10
Beginning Balance	$53	$61	$106	$126	$162
Net Realized Losses	($17)	($15)	($20)	($20)	($36)
Provision	$26	$59	$41	$56	$49
Ending Balance	$61	$106	$126	$162	$175

Pipeline of Investor Requests[1]



500
$500MM
300
200
100
0
3Q09
4Q09
1Q10
2Q10
3Q10
New Requests
Resolved
Pipeline

Repurchase Requests by Vintage[2]



100%
80%
60%
40%
20%
0%
Pre-2006
2006
2007
2008
2009
% of repurchase requests
% of FHN originations by vintage

FIRST HORIZON NATIONAL CORPORATION

Numbers may not add due to rounding.
[1]Based on UPB. The pipeline represents active investor claims and mortgage insurance (MI) rescissions under review. Excludes MI rescission notices that have been reviewed and the MI coverage has been lost. For purposes of estimating loss, MI rescission notices where coverage has been lost are contemplated.
[2]Requests reflect pipeline as of 9/30/10.

14

Credit Expectations and Risks Summary Outlook (assuming stable/improving economy): 2010 C&I portfolio should be stable/improving with the exception of TRUPs and bank-related loans, likely to be volatile due to size Quarter to quarter “lumpiness” is likely in C&I and Income CRE portfolios Reserve process from commercial loans is shifting towards Discounted Cash Flow from collateral based Reflects higher content of C&I loans in portfolio Income CRE trends expected to remain stressed Home Equity should decrease 2011 C&I continues to stabilize, but with continued fluctuations from TRUPs and bank holding companies Income CRE remains stressed from valuation risk from renewals and possible use of A Note / B Note structure Home Equity remains stable but highly dependent upon the economy and unemployment Residential CRE and Perm mortgage continue to wind down and should have less of an impact to overall credit metrics